UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  October 17, 2014

MainSource Financial Group, Inc.

(Exact name of registrant as specified in its charter)

Indiana	0-12422	35-1562245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2105 North State Road 3 Bypass

Greensburg, Indiana 47240

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (812) 663-6734

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.                                        Completion of Acquisition or Disposition of Assets.

On October 17, 2014, MainSource Financial Group, Inc., an Indiana corporation (“MainSource”), completed its previously announced acquisition of MBT Bancorp, an Indiana corporation (“MBT”), pursuant to an Agreement and Plan of Merger (the “Merger Agreement”) by and between MainSource and MBT.  Pursuant to the terms of the Merger Agreement, which was approved by the shareholders of MBT on August 28, 2014, MBT was merged with and into MainSource, with MainSource being the surviving corporation (the “Merger”).  Immediately following the Merger, The Merchant’s Bank and Trust Company, the wholly-owned subsidiary of MBT, was merged with and into MainSource Bank, the wholly-owned subsidiary of MainSource.

In connection with the Merger, MBT shareholders had the right to elect to receive either 2.055 shares of MainSource common stock or $35.16 in cash for each share of MBT common stock owned, subject to proration provisions specified in the Merger Agreement that provide for an aggregate split of total consideration of 60% common stock and 40% cash. Based upon the October 16, 2014 closing price of $17.46 per share of MainSource common stock, the transaction is valued at approximately $35.4 million.

A copy of the MainSource press release dated October 20, 2014 announcing the completion of the Merger is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

99.1                        Press Release of MainSource Financial Group, Inc. dated October 20, 2014.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 20, 2014

MAINSOURCE FINANCIAL GROUP, INC.

	By:	/s/ Archie M. Brown, Jr.
Archie M. Brown, Jr.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of MainSource Financial Group, Inc. dated October 20, 2014